Exhibit 99.2

BANK OF AMERICA CORPORATION

LIMITED POWER OF ATTORNEY

BANK OF AMERICA CORPORATION, a Delaware corporation (the “Corporation”), does hereby make, constitute, and appoint Michael Jentis as an attorney-in-fact for the Corporation acting for the Corporation and in the Corporation’s name, place and stead, for the Corporation’s use and benefit, to bind the Corporation by his execution of those agreements, forms and documents related specifically to Section 13 and Section 16 of the Securities Exchange Act of 1934.

Any documents executed by the attorney-in-fact in accordance with this Limited Power of Attorney shall fully bind and commit the Corporation and all other parties to such documents may rely upon the execution thereof by the attorney-in-fact as if executed by the Corporation and as the true and lawful act of the Corporation.

This Limited Power of Attorney shall automatically terminate as to the authority of Michael Jentis upon the earlier of the attorney-in-fact’s resignation or termination from or transfer out of Global Banking and Markets – Municipal Banking and Markets; however, any such resignation, termination or transfer shall have no impact on any documents or instruments executed by the attorney-in-fact named above for the Corporation prior to such resignation, termination or transfer.

IN WITNESS WHEREOF, this Power of Attorney has been executed and delivered by the Corporation to the Attorney-in-Fact on this 27th day of May, 2020.

BANK OF AMERICA CORPORATION

By:	/s/ Ellen A. Perrin
Ellen A. Perrin
Associate General Counsel and Senior Vice President